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Exhibit 99.1

Virgin Media Announces Closing of $1 Billion Equivalent of Senior Notes Due 2016

        LONDON—June 3, 2009—Virgin Media Inc. (NASDAQ: VMED), a leading UK entertainment and communications business, today announced the closing of the offering of approximately $1 billion equivalent aggregate principal amount of Senior Notes due 2016, split into a $750 million dollar denominated tranche and a €180 million euro denominated tranche, of its wholly-owned subsidiary Virgin Media Finance PLC.

        The notes are guaranteed on a senior basis by Virgin Media Inc. and the intermediate holding companies of Virgin Media Finance PLC and on a senior subordinated basis by Virgin Media Investment Holdings Limited, the main borrower under Virgin Media's senior credit facilities. The notes rank pari passu with Virgin Media Finance's outstanding senior notes due in 2014 and 2016.

        Both the dollar denominated notes and the euro denominated notes bear interest at a rate of 9.50% per annum. Interest on each series of notes will be payable in cash semi-annually in arrears, beginning on February 15, 2010.

        The issue price of the notes was 95.574% of the principal amount and the net proceeds from the offering, taking into account fees and expenses, are estimated to be approximately £588.8 million, based on a $/£ exchange rate of $1.5892 and a €/£ exchange rate of €1.1347 on May 22, 2009. Virgin Media intends to use these net proceeds to prepay a portion of the outstanding loans under its senior credit facilities.

        Neil Berkett, chief executive of Virgin Media, said: "Our successful raising of $1 billion in bonds, particularly in the current market, demonstrates the confidence investors have in our business and growth prospects. We have prudently managed our debt and continue to generate strong levels of cashflow whilst executing a financially disciplined strategy. Our business is in excellent shape and we continue to deliver a differentiated and highly competitive consumer proposition which exploits our strengths in next generation broadband and video-on-demand."

        This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the notes became effective on May 27, 2009, and this offering is being made by means of a prospectus supplement.

        Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under "Risk Factors" and elsewhere in Virgin Media's Form 10-K filed with the U.S. Securities and Exchange Commission on February 26, 2009. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

Investor Relations contacts:

Richard Williams
+44 (0) 20 7299 5479/richard.williams@virginmedia.co.uk
Vani Bassi
+44 (0) 20 7299 5353/vani.bassi@virginmedia.co.uk

Media contacts:

Tavistock Media

Matt Ridsdale
+44 (0) 7545 577 754/mridsdale@tavistock.co.uk
Lulu Bridges
+44 (0) 7831 170 364/lbridges@tavistock.co.uk

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  Exhibit 99.1